CAM Reports 1st Quarter Results

Net Income Increased 75% on 37% Revenue Increase

FOUNTAIN VALLEY, CA -- 02/13/2008 -- CAM Commerce Solutions, Inc. (NASDAQ: CADA) reported net income for the three months ended December 31, 2007 increased 75% to $1,694,000, or $0.39 per diluted share, from $968,000, or $0.23 per diluted share, for the same quarter in the prior fiscal year. Revenue for the quarter increased 37% to $9.8 million, from $7.2 million for the corresponding quarter of the prior fiscal year.

Pre-tax profit margins in the quarter were a first quarter record 28%, compared to 21% for the first quarter of fiscal 2007. Pre-tax profit was $2.7 million, which was also a company record and up 85% from the same quarter of last fiscal year. The higher margins are primarily the result of a continuing change in revenue mix to higher margin, recurring X-Charge payment processing revenues. X-Charge revenues grew 67% during the quarter to $5.8 million, from $3.5 million for the same quarter of last fiscal year, and brought total recurring revenue, which includes support revenue, to a record 74% of total revenues, as compared to 68% for the comparable period of last fiscal year.

X-Charge Performance

During the quarter, the company installed 1,581 new X-Charge payment processing accounts. As of December 31, 2007, the company had more than 13,500 merchant accounts generating X-Charge revenues. The company's payment processing portfolio currently represents approximately $4 billion in annual credit card transaction volume on a go forward basis.

Cash Dividend

In keeping with the company's previously stated policy to pay out approximately 75% or more of net income as a dividend to shareholders each quarter, the Board of Directors has declared a dividend of $0.31 per share based on fiscal 2008 first quarter results. The dividend will be paid on April 14, 2008 to shareholders of record on April 4, 2008. This is a 72% increase, compared to the $0.18 per share dividend previously paid based on the results of the same quarter in prior fiscal year. The company's cash and cash equivalents plus marketable securities during the quarter increased to $28.6 million, or $6.96 per outstanding share.

"We enjoyed another very strong quarter with all areas of our business performing well, and with our X-Charge payment processing business continuing to be the primary driver," said Geoff Knapp, CEO. "Our non-commission related SG&A expense increased in the quarter in large part due to higher X-Charge sales personnel costs due to new hires and additional accounting related costs, which included Sarbanes-Oxley compliance costs. We expect the investment in our sales force to pay dividends in the future. While the softening economy may provide some increased challenges, it is my view that our growth rate and momentum will minimize the impact and allow us to continue to prosper."

Calculation of Cash and Marketable Securities Per Share

                                                       DECEMBER 31, 2007
                                                       -----------------
  Cash and cash equivalents                                  $23,110,000
  Marketable available-for-sale securities                     5,515,000
                                                             -----------
  Total cash and marketable securities (numerator)           $28,625,000
                                                             ===========
  Shares outstanding (denominator)                             4,114,000
  Cash and marketable securities per share                         $6.96

Conference Call

The company will be holding a conference call to discuss the quarterly results. The conference call will take place at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), on Wednesday, February 13, 2008. Anyone interested in participating in the conference call should call 888-339-9446, if calling within the United States, or 480-293-1744, if calling internationally. There will be a playback available until February 20, 2008. To listen to the playback, please call 800-406-7325, if calling within the United States, or 303-590-3030, if calling internationally. Please use pin number 3840732 for the replay. The company will also have an updated investor presentation posted on its website at www.camcommerce.com.

About CAM Commerce Solutions

CAM Commerce Solutions designs, develops, markets, installs and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company's open architecture software. These integrated solutions include credit and debit card processing, inventory management, point of sale, accounting, Internet sales, gift card and customer loyalty programs, and extensive management reporting. Payment processing services are provided on a transaction based business model. You can visit CAM Commerce Solutions at www.camcommerce.com.

Important Information

Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission that could cause actual results to differ materially from management's expectations. The company does not undertake any duty to update the forward-looking statements, which speak only as of the date of this release.

                       CAM COMMERCE SOLUTIONS, INC.
                      CONDENSED STATEMENTS OF INCOME
                  (In thousands, except per share data)

                                                    THREE MONTHS ENDED
                                                --------------------------
                                                DECEMBER 31,  DECEMBER 31,
                                                    2007          2006
                                                ------------  ------------
                                                (Unaudited)   (Unaudited)
REVENUES
   Net payment processing revenues              $      5,785  $      3,465
   Net hardware, software and installation
    revenues                                           2,581         2,285
   Net service revenues                                1,479         1,422
                                                ------------  ------------
Total net revenues                                     9,845         7,172
COSTS AND EXPENSES
   Cost of payment processing revenues                   239           130
   Cost of hardware, software and installation
    revenues                                           1,331         1,184
   Cost of service revenues                              671           637
                                                ------------  ------------
Total cost of revenues                                 2,241         1,951
Selling, general and administrative expenses           4,767         3,663
Research and development expenses                        464           383
Interest income                                         (361)         (305)
                                                ------------  ------------
Total costs and expenses                               7,111         5,692
                                                ------------  ------------
Income before provisions for income taxes              2,734         1,480
Provisions for income taxes                            1,040           512
                                                ------------  ------------
Net income                                      $      1,694  $        968
                                                ============  ============

Basic net income per share                      $       0.41  $       0.24
                                                ============  ============

Diluted net income per share                    $       0.39  $       0.23
                                                ============  ============

Shares used in computing basic net income per
 share                                                 4,111         3,980

Shares used in computing diluted net income per
 share                                                 4,290         4,191

                       CAM COMMERCE SOLUTIONS, INC.
                         CONDENSED BALANCE SHEETS
                  (In thousands, except per share data)

                                                DECEMBER 31   SEPTEMBER 30,
                                                    2007          2007
                                                ------------  ------------
                                                (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                    $     23,110  $     22,047
   Marketable available-for-sale securities            5,515         6,388
   Accounts receivable, net                            2,884         2,688
   Inventories                                           419           295
   Deferred income taxes                                 404           625
   Other current assets                                  265           182
                                                ------------  ------------
Total current assets                                  32,597        32,225

Property and equipment, net                              791           748
Intangible assets, net                                   517           544
Other assets                                              60            72
                                                ------------  ------------
Total assets                                    $     33,965  $     33,589
                                                ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                             $        669  $        713
   Accrued compensation and related expenses           1,668         1,877
   Deferred service revenue and customer
    deposits                                           1,631         1,622
   Cash dividends payable                              1,235           986
   Other accrued liabilities                              77           372
                                                ------------  ------------
   Total current liabilities                           5,280         5,570
Long term liabilities:
   Liability for uncertain tax positions                 414            --
                                                ------------  ------------
Total liabilities                                      5,694         5,570
                                                ------------  ------------
Stockholders' equity:
   Common stock, $.001 par value; 12,000
    shares authorized, 4,114 shares issued and
    outstanding at December 31, 2007 and 4,105
    at September 30, 2007                                  4             4
   Capital in excess of par value                     23,910        23,702
   Accumulated other comprehensive loss                   (3)           (2)
   Retained earnings                                   4,360         4,315
                                                ------------  ------------
   Total stockholders' equity                         28,271        28,019
                                                ------------  ------------
Total liabilities and stockholders' equity      $     33,965  $     33,589
                                                ============  ============

Contact:
Mathew Hayden
President
Hayden Communications, Inc.
858-704-5065

CAM Commerce Solutions, Inc.
17075 Newhope Street
Fountain Valley, CA 92708